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                       HANSBERGER GLOBAL INVESTORS, INC.
                            AMENDED CODE OF ETHICS

The success of Hansberger Global Investors, Inc. ("HGII") depends on public confidence in our integrity and professionalism. To reinforce that confidence, employees must always avoid activities, interests and relationships that might interfere with making decisions in the best interest of the client and the firm. The following are some of the areas in which conflicts of interest may arise.

l.   DEFINITIONS

     A. "Access Person" means any director of the Company or Employee who, in connection with regular functions or duties, makes, participates in, or has the ability to obtain information regarding the purchase or sale of a security by a Company client, or whose functions relate to the making of any recommendations with respect to such purchases or sales. In the event that any individual or company should be in a control relationship to a client or the Company, the term "Access Person" would include such an individual or company to the same extent as an Employee of the client or the Company.

     B. "Adviser's Act" means the U.S. Investment Advisers Act of 1940, as amended.

     C. "Employee" means any officer or employee of the Company, but does not mean any Outside Director.

     D. "Employee Account" means all accounts in the name of or for the benefit of an Employee, his or her spouse, dependent children or any person living with an Employee or to whom an Employee contributes economic support, as well as any other account with respect to which an Employee exercises investment discretion or provides investment advice.

     E.   "Company" means HGII and its subsidiaries.

     F. "Compliance Department" means the Company's compliance department located in Fort Lauderdale, Florida.

     G.   "Director of Compliance" means Kimberley A. Scott.

     H.   "1940 Act" means the U.S. Investment Company Act of 1940, as amended.

     I. "Investment Personnel" means portfolio managers, security analysts, traders and other Employee who provide information and advice to a portfolio manager or who assist in the execution of a portfolio manager's decision.

     J. "Legal Department" means the Company's legal department located in Fort Lauderdale, Florida.

     K. "Outside Director" means a director of the Company who is not an "interested person" of the Company within the meaning of Section 2(a)(19)(B) of the 1940 Act.

     L. "Portfolio Manager" means any person who exercises investment discretion on behalf of the Company or any Company client.

     M. "Security" refers not only to the instruments set forth in Section 2(a)(36) of the 1940 Act, or the instruments set forth in Section 202(a)(18) of the Adviser's Act, but to any instrument into which such instrument may be converted, any warrant of any issuer that has issued the instrument, and any option, such as a put, call, straddle or spread (whether or not such option is "covered") relating to an instrument. In addition, security means any future or option Commodity transaction. It does not include (a) any instrument representing a direct obligation of the United States Government, (b) any instrument issued by an open-end investment company, or (c) any instrument issued by an unit investment trust.

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II.  STANDARDS OF CONDUCT FOR PERSONAL SECURITIES TRANSACTIONS

     The following rules are intended to provide guidance to Employees with respect to personal securities transactions.

     A.   Employees
          The following prohibitions are applicable to Employees.

          1. Employees are prohibited from the following activities unless they have obtained prior written approval from the Director of Compliance or the Legal Department:

               a. Employees may not join an investment club or enter into an investment partnership;

               b. Employees may not purchase for their own account a security in a private placement;

               c. Employees may not purchase shares in closed-end investment companies distributed by the Company; and

               d. Employees may not serve on the boards of directors of either publicly traded or privately held companies nor may they serve as members of any creditor committees.

          2. Employees shall not open or maintain a brokerage account for their own account or for any Beneficial Account unless the Employee directs the broker to provide duplicate confirmations and account statements to the Compliance Department.

          3. For the purpose of purchasing Company sponsored mutual funds at net asset value, Employees may have joint accounts only with spouses, their children under age 21, parents, step-parents, parents-in-law, brothers, sisters, grandchildren or grandparents and a trustee or custodian of any qualified pension or profit sharing plan or IRA established for the benefit of such persons.

          4. Employees shall not purchase securities during an initial public offering.

          5. No Employee shall execute a Securities transaction on a day during which a client advised by the Company has a pending "buy" or "sell" order in such Security.

          6. No Employee shall purchase or sell any Security for their account or for any Beneficial Account unless the proposed purchase or sale has been reported to and pre-cleared by the Director of Compliance or in his or her absence the Legal Department.

               a.   This pre-clearance requirement shall not apply to:

                    1) Securities issued by the U.S. Government or by any open-
                       end investment company;
                    2) Money market instruments;
                    3) The acquisition of securities through automatic dividend reinvestment plans;
                    4) The exercise of pro rata rights; and
                    5) Purchases or sales through any profit sharing, pension or other benefit plan of the Company.

               b. All proposed personal securities transactions shall be documented either on

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                    a Personal Security Trade Authorization Form (a copy of
                    which is attached as Exhibit A) or on an electronic form provided on the Employee's personal computer and forwarded to the Director of Compliance.


               c. Subject to the further provisions set forth herein, the Director of Compliance or in his or her absence, the General Counsel or, as the case may be, shall pre-clear the purchase or sale of a Security if the transaction does not violate the Company's Code of Ethics. Such determination shall be by:

                    1) Reviewing the portfolios managed by the Company; and
                    2) Determining if the security is currently on the Company's then current research database or is then currently under consideration for adding to the Company's database pending review by the Company's research committee.

               d. In the event the proposed trade does not appear to violate the Company's Code of Ethics, or any other Code of Ethics applicable to HGI or its employees, the Director of Compliance, or in his or her absence, the General Counsel, will authorize the Employee to execute the trade.

                    1) The Director of Compliance shall execute the Trade
                       Authorization Form.
                    2) The Director of Compliance shall communicate
                       authorization of the trade to the Employee.
                    3) The time at which the trade authorization is communicated to the Employee shall be documented on the Authorization Form.

               e. The trade authorization is effective for the remainder of the trading day unless otherwise indicated by the Director of Compliance.

               f. The Director of Compliance shall maintain the originally executed Authorization Form. A copy of the executed Authorization Form will be available to the Employee upon request.

          7. All Employees and Outside Directors shall report all security transactions to the Compliance Department within ten (10) calendar days after the end of each calendar quarter. The report shall contain the date of the transaction; the title, number of shares, and nature of the transaction; the price at which the transaction was effected; and the name of the broker, dealer or bank which or through whom the transaction was effected. Reports shall be made on forms sent to the Employees and Outside Directors every quarter.

          8. Employees shall not profit from the purchase and sale, or sale and purchase, of the same or equivalent Securities within 60 calendar days. Any profits realized on such trades shall be disgorged to a charitable organization.

          9. All Employees shall disclose all personal and beneficial Securities holdings upon the commencement of employment and thereafter on an annual basis to the Compliance Department.

          10. Employees may not speak in or to the media, on or off the record, regarding any security without the prior authorization of the Chief Compliance Officer or the General Counsel.

          11. Access Persons shall not purchase or sell a Security (or a related Security) within seven (7) calendar days before or after any advisory client, over which the Company exercises investment discretion, trades in such Security. Any profits realized on a trade in such a Security, within the prescribed period, shall be disgorged.

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     B.   Notwithstanding the foregoing, the Chief Compliance Officer may approve an Employee's purchase or sale of a Security that would otherwise violate the provisions set forth above if he or she determines after appropriate inquiry that the transaction is consistent with the fiduciary duty owed to the Company's clients and is not potentially harmful to a client because: (a) it does not conflict with any Security being considered for purchase or sale by any current advisory client and (b) the decision to purchase or sell the Security is not the result of information obtained in the course of an Employee's relationship with an advisory client or an adviser.


III. INSIDER TRADING

The following rules are intended to apply to all Employees and Director with respect to insider trading.

A.   Identifying Inside Information

          Before trading for yourself or others, including investment companies or private accounts managed by the Company in the securities of a company about which you may have potential inside information, ask yourself the following questions:

          Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

          Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace? (For example, published in Reuters, The Wall Street
                                                   -------  ---------------
          Journal or other publications of general circulation?)
          -------

If, after consideration of the above, you believe that the information may be material and non-public, you should take the following steps:

     1.   Report the matter immediately to the Compliance Officer.
     2. Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by the Company.
     3. Do not communicate the information inside or outside the Company, other than to the Compliance Officer.
     4. After the Compliance Officer has reviewed the issue, you will be instructed either to continue the prohibitions against trading and communication noted in 2. and 3. above, or you will be allowed to trade and communicate the information.

B.   Restricting Access to Material Non-public Information

Information in your possession that is identified as material and non-public may not be communicated to anyone, including persons within the Company, except as provided in subparagraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.

To implement the proper restriction of access to material non-public information, various Company employees and/or departments are responsible for the following:

     1.   General Access Control Procedures

The Company has established a process by which access to sensitive company files that may contain non-public information is carefully limited. Since most of the Company's files, which have insider-trading implications are stored in computers, personal identification numbers, passwords and/or code access numbers are distributed to specified individuals only. This activity is monitored on an ongoing basis. In

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addition, access to certain areas of the Company likely to contain sensitive information, are restricted by access codes.

Employees are made aware of their duties with respect to information being stored in non-accessible file cabinets. Employees are reminded that they should log off of their computers once having completed a task so as to limit information availability; places within the Company where any non-public information would be accessible are limited; specific fax machines are used to relay sensitive, potentially non-public information; access to all areas of the Company are limited through one main reception area so that outsiders are immediately identified and escorted to their proper destinations; and draft memoranda that may contain insider information are destroyed immediately after their use.



     2.   Personnel Department Procedures

Prior to an individual's formal offer of employment, the Personnel Department provides the individual with the Company's Policies and Procedures with respect to insider trading and clarifies that the Company views that the person's willingness to adhere to these policies and procedures to be a condition precedent to accepting employment with the Company.

The Compliance Officer assists the Personnel Department by responding to insider policy questions from prospective employees so that it is clear what they can or cannot do with respect to insider trading as an employee of the Company.

New hires are provided with an acknowledgment form to execute before formally commencing employment in which the individual represents that he or she has received the Company's Procedures on Insider Trading, has read and understood them, and that continued employment with the Company is dependent upon compliance with those procedures.

Annually, the Personnel Department elicits a written statement from all Company employees that they have not violated any of the Company's Insider Trading Policies and Procedures.

C.   Supervisory Procedures for Effectuating Compliance

The roles of the Compliance Department and the Legal Department are critical to the implementation and maintenance of HGII's Policies and Procedures against Insider Trading. Supervisory procedures can be divided into three categories - Prevention of Insider Trading, Detection of Insider Trading and Control of Inside Information.

     1.   Prevention of Insider Trading

To prevent insider trading, the Compliance and/or Legal Departments:

          a. provide, on a regular basis, an educational program to familiarize officers, directors and employees with, and meet on a selective basis with newly hired personnel to inform them of the Company's Policies and Procedures;

          b.   answer questions regarding the Company's Policies and Procedures;

          c. resolve issues of whether information received by an officer, director or employee of the Company is material and non-public;

          d. review on a regular basis and update as necessary the Company's Policies and Procedures;

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     2.   Detection of Insider Trading

To detect insider trading, the Compliance Department is responsible for:

          a. reviewing the trading activity reports filed by each officer, director and employee, with particular emphasis on employees that have access to non-public information and sample testing of all employees;

          b. reviewing the trading activity of investment companies and private accounts managed by the Company;

          c.   reviewing the trading activity of the Company's own account;

          d. coordinating the review of such reports with other appropriate officers, directors or employees of the Company; and

          e.   periodically generating reports for management on those tests.


     3.   Control of Inside Information

When it has been determined that an officer, director or employee of the Company has material non-public information, measures will be implemented to prevent dissemination of such information. For example:

          a. All employees of the Company will be notified that they are prohibited from disclosing to other persons ("tippees") inside information about the issuer in question and from trading in the securities in question in "personal securities transactions" or for the accounts of clients (notwithstanding the inclusion of such securities on any "recommended to buy" or "recommended to sell" lists compiled by the Company), until further notice.

          b. Following receipt of notice prohibiting certain trades and until receipt of further notice, every employee with material non-public information shall file with the Compliance Officer, a weekly written report of all personal securities transactions as defined in the Company's Code of Ethics, during the prior week. (This report is in addition to the standard Form filed with the Compliance Officer.)

          c. The Compliance Department will review such reports weekly as well as the Company's records of trades for client's accounts in order to determine if these procedures or the Company's Code of Ethics have been violated.

          d. The Compliance Department will maintain and regularly update a list of every employee who has indicated or about whom it has been indicated that he or she has come into contact with material non-public information so that it can emphasize these particular Insiders in its monitoring program.

          e. The Compliance Department will place any written materials containing the inside information in a confidential file.

     4.   Special Reports to Management

Promptly upon learning of a violation of the Company's Compliance Procedures for Insider Trading, the Compliance Department should determine whether a written report to senior management, the Company Executive Committee, and/or the appropriate Board of Directors is warranted taking into consideration the nature of the violation in light of all relevant facts and circumstances.

     5.   Annual Reports to Management

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On an annual basis, the Compliance Department should prepare a written report to the Management of the Company setting forth a summary of existing procedures to detect and prevent insider trading and recommendations for improvement, if any, and a description of HGII's continuing educational program regarding Insider Trading, including the dates and attendees of such programs since the last report to management.

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                                   Exhibit A

================================================================================
                          HANSBERGER GLOBAL INVESTORS
                 PERSONAL SECURITIES TRANSACTION REQUEST FORM
================================================================================

Employee Name:_________________________________________________________

Legal Name of Account:_________________________________________________

Transaction Date:_________________       Time Requested:_______________

BUY__________  SELL_______________       Security:_____________________

# of Shares/Face Value:___________       Approx. Price:________________

Broker:___________________________       Account #:____________________

Contact in Compliance Department:  Kimberley Scott

To the best of my knowledge this proposed transaction does not violate the provisions of the HGI Code of Ethics.

Employee Signature:_________________    Date:________________________

--------------------------------------------------------------------------------

                            FOR COMPLIANCE USE ONLY

Contact in Trading:______________________________________________________

Contact in Research:_____________________________________________________

Comments: This security has no pending trade tickets, nor is it listed on the database, value or source of funds lists.

Compliance Completed/Checked By:________________________________________

Compliance Officer:______________________________________________________

--------------------------------------------------------------------------------

                      NOTIFICATION OF APPROVAL OR DENIAL

Date:_______________________________     Time Responded:______________

Approved:_______  Denied:_______

Comments:_____________________________________________________________

Form Completed By:_____________________________________________________

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--------------------------------------------------------------------------------
                                ACKNOWLEDGMENT
                                --------------



I have received and reviewed the Hansberger Global Investors, Inc., Amended Code
                                 ---------------------------------
of Ethics.  I understand its provisions and their applicability to me.



Name:          ________________________________________________________________
(Please Print)


Position:      ________________________________________________________________



Date:          ________________________________________________________________



Company:       ________________________________________________________________



Signature:     ________________________________________________________________



Detach and return this acknowledgment to the Office of Compliance, Attention Kim Scott, Fort Lauderdale, FL.
-----------------------------------------

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